Exhibit 4.1

EXECUTION COPY

PROVIDIAN FINANCIAL CORPORATION

as Issuer

and

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

(as successor trustee to Bank One Trust Company, N.A. and
The First National Bank of Chicago)

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of March 19, 2004

Supplement to Indenture dated as of May 1, 1999

2-3/4% Convertible Cash to Accreting Senior Notes due March 15, 2016

FOURTH SUPPLEMENTAL INDENTURE, dated as of March 19, 2004 by and between PROVIDIAN FINANCIAL CORPORATION, a Delaware corporation, as issuer (the “Company”), and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as Trustee under the Indenture (as hereinafter defined) (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee (as successor in interest to Bank One Trust Company, N.A., which was successor in interest to The First National Bank of Chicago), are parties to an Indenture dated as of May 1, 1999 (the “Indenture,” and all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture) providing for the issuance by the Company of securities from time to time;

WHEREAS, the Company desires to issue a new series of Securities under the Indenture, and has duly authorized the creation and issuance of such Securities and the execution and delivery of this Fourth Supplemental Indenture to modify the Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Company and the Trustee deem it advisable to enter into this Fourth Supplemental Indenture for the purposes of establishing the terms of the new series of Securities;

WHEREAS, the execution and delivery of this Fourth Supplemental Indenture has been authorized by a Board Resolution, concurrent with the execution hereof, the Company has delivered an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel, and all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes (as hereinafter defined), as follows:

ARTICLE 1
CREATION OF THE NOTES

Section 1.01.  Designation Of Series.  Pursuant to the terms hereof and Section 301 of the Indenture, the Company hereby creates a series of Securities designated as the “2-3/4% Convertible Cash to Accreting Senior Notes due March 15, 2016” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 1.02.  Form Of Notes.  The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof.  The Stated Maturity of the Accreted Principal Amount (as defined below) of the Notes shall be March 15, 2016.

Section 1.03.  Limit On Amount Of Series.  The Notes shall not exceed U.S. $250,000,000 in aggregate original principal amount (or U.S. $302,797,875 in aggregate Accreted Principal Amount at maturity), or U.S. $287,500,000 in aggregate original principal amount (or U.S. $302,797,875 in aggregate Accreted Principal Amount at maturity) if the underwriters exercise their over-allotment option in connection with the initial offering of the Notes, and may, upon the execution and delivery of this Fourth Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon a Company Order and delivery of an Officers’ Certificate and Opinion of Counsel as contemplated by Section 303 of the Indenture. The Company can not reissue a Note that has matured or been converted, purchased or redeemed by the Company, or otherwise cancelled, except for registration of transfer, exchange or replacement of such Note.

Section 1.04.  Interest.   Until March 15, 2011, the Company will pay cash interest on the original principal amount of the Notes at the rate per annum of 2-3/4%.  From and after March 15, 2011, the Company will pay cash interest on the original principal amount of the Notes at the rate per annum of 1-3/4% and the Accreted Principal Amount (as defined below) of the Notes will accrete as set forth in Section 1.05.  Cash interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 19, 2004.  The Company will pay interest semi-annually in arrears on each March 15 and September 15 (each, an “Interest Payment Date”) to the Holders of record on the immediately preceding March 1 and September 1 (each a “Regular Record Date”), respectively, commencing on September 15, 2004.  Interest will be computed on the basis of a 360-day year of twelve 30-day months and consistent with NASD Rule 11620(b).  The Company shall pay interest on overdue Accreted Principal Amount of the Notes from time to time on demand at the initial rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.  The Company shall pay contingent interest on the Notes as set forth in Article 7 hereof.  The terms governing the payment of interest on the Notes shall otherwise be as set forth in Article 7, the Form of Note attached hereto as Exhibit A, and the Indenture.

Section 1.05.  Accretion of Principal.  From and after March 15, 2011, the principal amount of the Notes will accrete at a rate that provides the holder with an aggregate annual yield to maturity of 2-3/4% (computed on a semiannual bond equivalent yield basis from March 15, 2011, after giving effect to cash interest paid but excluding contingent interest, if any).  The “Accreted Principal Amount” of the Notes on any date will be, for each $1,000 original principal amount of Notes, (i) prior to March 15, 2011, $1,000, and (ii) from and after March 15, 2011, that principal amount that provides holders with an aggregate annual yield to maturity of 2-3/4% (computed on a semiannual bond equivalent yield basis from March 15, 2011, after giving effect to cash interest paid but excluding contingent interest, if any).  Except as otherwise expressly set forth herein or as otherwise clearly required by the context, any references to the “principal” of the Notes in this Fourth Supplemental Indenture or the Indenture shall be deemed to refer to the Accreted Principal Amount of the Notes.

Section 1.06.  Certificate Of Authentication.  The Trustee’s certificate of authentication to be borne on the Notes shall be substantially as provided in the Form of Note attached hereto as Exhibit A.

Section 1.07.  No Sinking Fund.  No sinking fund will be provided with respect to the Notes.

Section 1.08.  Issuance In Global Form.  The Notes shall be issued as one or more Global Securities, representing the aggregate principal amount at maturity of the Notes, and shall be deposited with the Depositary or its custodian, which shall initially be the Trustee. The Notes shall be registered in the name of Cede & Co., or other nominee of the Depositary.

Section 1.09.  No Discharge; Defeasance.  The Notes shall not be subject to the provisions of Article XIII of the Indenture.

Section 1.10.  Tax Treatment Of The Notes.  The Company and the Holders, by purchasing the Notes, agree that:

(i)            the Notes are contingent payment debt instruments as described in Treasury Regulation Section 1.1275-4;

(ii)           each Holder shall be bound by the Company’s application of the Treasury Regulations to the Notes, including the Company’s determination that the rate at which interest will be deemed to accrue on the Notes for United States federal income tax purposes will be 9.5% compounded semi-annually, which is the rate comparable to the rate at which the Company would borrow on a noncontingent, nonconvertible borrowing with terms and conditions otherwise comparable to the Notes;

(iii)          each Holder shall use the projected payment schedule with respect to the Notes provided by the Company to the Holder, as provided in Treasury Regulation Section 1.1275-4(b)(4), to determine its interest accruals and adjustments as provided in Treasury Regulation Section 1.1275-4(b)(4)(iv); and

(iv)          the Company and each Holder will not take any position on a tax return inconsistent with clauses (i), (ii), or (iii) of this Section 1.10, unless required by applicable law.

Section 1.11.  Other Terms Of Notes.  The other terms of the Notes shall be as expressly set forth herein and in Exhibit A hereto.

Section 1.12.  Additional Definitions.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Fourth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. For purposes of this Fourth Supplemental Indenture, the following terms shall have the following definitions:

“Advance Notice of Fundamental Change” has the meaning specified in Section 3.01(a)(vi).

“Accreted Principal Amount” has the meaning specified in Section 1.05.

“Additional Premium” has the meaning specified in Section 2.01(b)(iii).

“Additional Premium Table” has the meaning specified in Section 2.01(b)(iii).

“Adjustment Event” has the meaning specified in Section 3.05(k).

“Calculation Agent” means the calculation agent from time to time appointed by the Company pursuant to Section 3.01.

“Closing Price” of the shares of Common Stock on any date means the closing price per share (or, if no closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the New York Stock Exchange Composite Tape or as reported in composite transactions for the principal United States securities exchange on which shares of Common Stock are traded (if other than the New York Stock Exchange) or, if the shares of Common Stock are not listed on a United States national or regional securities exchange, the closing price as reported by Nasdaq or by the National Quotation Bureau Incorporated.  In the absence of such quotations, the Company shall be entitled to determine the Closing Price on the basis it considers appropriate. The Closing Price shall be determined without reference to extended or after hours trading.

“Common Stock” means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company.  Subject to the provisions of Section 3.06 and Section 2.01(c), however, shares issuable on conversion of Notes or otherwise issuable under the Fourth Supplemental Indenture shall include only shares of the class designated as common stock of the Company at the date of this Indenture (namely, the Common Stock, par value $0.01) or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company” means the corporation named as the “Company” in the first paragraph of this Fourth Supplemental Indenture, and, subject to the provisions of Section 801 of the Indenture and Section 3.06, shall include its successors and assigns.

“contingent interest” means interest that accrues and is payable as provided in Article 7.

“Contingent Interest Test Period” has the meaning specified in Section 7.01.

“Conversion Price” as of any day means the amount equal to the Accreted Principal Amount per $1,000 original principal amount of Notes divided by the number of shares of Common stock issuable upon conversion of $1,000 original principal amount of Notes.

“Conversion Rate” has the meaning specified in Section 3.04.

“Current Market Price” has the meaning specified in Section 3.05(g)(i).

“Determination Date” has the meaning specified in Section 3.05(k).

“Effective Date” has the meaning specified in Section 2.01(b)(i).

“ex-dividend trading” has the meaning specified in Section 3.05(g)(i).

“Expiration Time” has the meaning specified in Section 3.05(f).

“Fair Market Value” has the meaning specified in Section 3.05(g)(ii).

“Fundamental Change” means the occurrence of any transaction, series of related transactions or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which (A) more than 50% of the Common Stock or other capital stock or equity or voting interests in the Company is exchanged for, converted into, acquired for or constitutes the right to receive cash, securities or other property, or the Common Stock ceases to be listed on a national securities exchange or quoted on the Nasdaq National Market, or (B) the Company sells or otherwise disposes of all or substantially all of its and its subsidiaries’ assets, properties or businesses, taken as a whole.

“Fundamental Change Expiration Time” has the meaning specified in Section 4.01(b).

“Fundamental Change Notice” has the meaning specified in Section 4.01(b).

“Fundamental Change Repurchase Date” has the meaning specified in Section 4.01(a).

“interest” means, when used with reference to the Notes, any cash interest payable under the terms of the Notes, including contingent interest, if any.

“Interest Payment Date” has the meaning specified in Section 1.04.

“Make Whole Premium” has the meaning specified in Section 2.01(b)(iv).

“Market Price Threshold” has the meaning specified in Section 3.01(a)(i).

“non-electing share” has the meaning specified in Section 3.06.

“Notes” has the meaning set forth in Section 1.01.

“Outstanding” has the meaning specified in the Indenture, except that Notes converted into Common Stock pursuant to Article 3 shall not be deemed outstanding.

“Principal Value Conversion” has the meaning specified in Section 3.01(a)(iii).

“Principal Value Conversion Amount” has the meaning specified in  Section 3.01(a)(iii).

“Purchased Shares” has the meaning specified in Section 3.05(f).

“Record Date” has the meaning specified in Section 3.05(g)(iii).

“Redemption Date” has the meaning specified in Section 6.01.

“Redemption Date Notice” has the meaning specified in Section 6.01.

“Regular Record Date” has the meaning specified in Section 1.04.

“Rights” has the meaning specified in Section 3.05(d).

“Scheduled Repurchase Date” has the meaning specified in Section 5.01(a).

“Scheduled Repurchase Date Expiration Time” has the meaning specified in Section 5.01(b).

“Scheduled Repurchase Date Notice” has the meaning specified in Section 5.01(b).

 “Securities” has the meaning specified in Section 3.05(d).

“Stock Price” has the meaning specified in Section 2.01(b)(ii).

“Stock Price Cap” has the meaning specified in Section 2.01(b)(iv)(C).

“Stock Price Threshold” has the meaning specified in Section 2.01(b)(iv)(B).

“Trading Day” has the meaning specified in Section 3.05(g)(iv).

“Trading Price” means, on any date, the trading price per $1,000 original principal amount of the Notes on such date, as determined by the average of the secondary market bid quotations obtained by the Trustee for $5,000,000 original principal amount of Notes at approximately 3:30 p.m., New York City time, on such date from three independent nationally recognized securities dealers selected by the Company; provided that if at least three such bids cannot reasonably be obtained by the Trustee, but two bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, one bid shall be used; and provided further that if the Trustee cannot reasonably obtain at least one bid for $5,000,000 original principal amount of Notes from a nationally recognized securities dealer, then the Trading Price per $1,000 original principal amount of Notes shall be deemed to be less than 98% of the product of (A) the number of shares of Common Stock issuable upon conversion of $1,000 original principal amount of Notes and (B) the Closing Price on such date.

“Trigger Event” has the meaning set forth in Section 3.05(d).

ARTICLE 2
MAKE WHOLE PREMIUM

Section 2.01.  Make Whole Premium.  (a) If a Fundamental Change occurs, the Company will pay the Make Whole Premium (as defined below) to holders of the Notes who convert their Notes pursuant to Section 3.01(a)(vi) in connection with such Fundamental Change or to holders of the Notes who tender their Notes for repurchase upon such Fundamental Change pursuant to Article 4.  The Make Whole Premium will be paid on the Fundamental Change Repurchase Date in shares of the Company’s Common Stock as described below.

(b)           The Make Whole Premium will be determined as follows:

(i)            “Effective Date” means the date that a Fundamental Change becomes effective.

(ii)           “Stock Price” means the price paid per share of Common Stock in the transaction constituting the Fundamental Change, determined as follows:

(A)        If holders of the Common Stock receive only cash in the Fundamental Change, the Stock Price shall be the cash amount paid per share of Common Stock; or

(B)         Otherwise, the Stock Price shall be the average of the Closing Price of the Common Stock on the 10 Trading Days up to but not including the Effective Date.

(iii)          “Additional Premium” means the percentage set forth on the table below (the “Additional Premium Table”) for the Stock Price and the Effective Time:

	Stock Price
Effective Date	$11.73	$13.00	$14.00	$15.00	$16.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$50.00	$100.00
March 15, 2004	0.0%	5.5%	9.9%	14.5%	19.3%	23.7%	21.5%	19.8%	18.4%	17.2%	16.2%	14.6%	13.4%	11.5%	0.0%
March 15, 2005	0.0%	3.9%	8.2%	12.8%	17.4%	21.7%	19.5%	17.8%	16.3%	15.2%	14.2%	12.7%	11.6%	9.9%	0.0%
March 15, 2006	0.0%	2.6%	6.9%	11.2%	15.7%	20.0%	17.5%	15.8%	14.3%	13.2%	12.2%	10.8%	9.8%	8.4%	0.0%
March 15, 2007	0.0%	1.7%	5.6%	9.8%	14.2%	18.2%	15.6%	13.7%	12.2%	11.1%	10.2%	8.9%	8.0%	6.8%	0.0%
March 15, 2008	0.0%	0.8%	4.4%	8.3%	12.5%	16.2%	13.4%	11.4%	9.9%	8.8%	7.9%	6.8%	6.1%	5.2%	0.0%
March 15, 2009	0.0%	0.0%	3.0%	6.5%	10.3%	13.7%	10.6%	8.4%	7.0%	6.0%	5.3%	4.5%	4.1%	3.6%	0.0%
March 15, 2010	0.0%	0.0%	1.3%	4.2%	7.4%	10.3%	6.8%	4.7%	3.5%	2.9%	2.5%	2.2%	2.0%	1.9%	0.0%
March 15, 2011	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

If the Stock Price is between two Stock Price amounts on the table or the Effective Date is between two dates on the table, the additional premium will be determined by straight-line interpolation between Additional Premium amounts set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365 day year.  The Stock Prices set forth in the column headers are subject to adjustment pursuant to Section 2.02.

(iv)          “Make Whole Premium” means the amount per $1,000 original principal amount of Notes equal to:

(A)        If the Effective Date is on or after March 15, 2011, $0;

(B)         If the Stock Price is less than $11.73 (subject to adjustment pursuant to Section 2.02) (the “Stock Price Threshold”), $0; and

(C)         If the Stock Price is more than $100.00 (subject to adjustment pursuant to Section 2.02) (the “Stock Price Cap”), $0; and

(D)         Otherwise, the dollar amount equal to

(1)        the sum of one percent (1%) and the Additional Premium, times

(2)        $1,000.

For example, if the Stock Price were $15.00 and the Effective Date were March 15, 2010,  the Additional Premium would be 4.2% and the Make Whole Premium would be $52.00.

(c)           The Company will pay the Make Whole Premium solely in shares of Common Stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the Common Stock has been converted in connection with the Fundamental Change. If holders of the Common Stock have the right to elect the form of consideration received in a Fundamental Change, then for purposes of the foregoing the consideration into which a share of Common Stock has been converted shall be deemed to equal the aggregate consideration distributed in respect of all shares of Common Stock divided by the total number of shares of Common Stock participating in the distribution.

(d)           The value of the shares of Common Stock for purposes of determining the number of shares to be issued in respect of the Make Whole Premium will be calculated as follows:

(i)    in the case of a Fundamental Change in which all or substantially all of the shares of Common Stock have been converted as of the Effective Date into the right to receive securities or other assets or property, then the value of the shares of Common Stock will equal the value of the consideration paid per share, with the consideration valued as follows:

(A)               securities that are traded on an United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on 98% of the average Closing Price or last sale price, as applicable, on the ten (10) Trading Days prior to but excluding the Fundamental Change Repurchase Date,

(B)               other securities, assets or property (other than cash) which holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally recognized investment banks selected by the Trustee, and

(C)               100% of any cash

(ii)   in all other cases, the value of each share of Common Stock will equal 98% of the average of the Closing Price of Common Stock on the ten (10) Trading Days prior to but excluding the Fundamental Change Repurchase Date.

Notwithstanding the foregoing, in no event shall the value of each share of Common Stock (or of the securities or other assets or property into which each share of Common Stock has been converted) be less than 50% of the Stock Price used to determine the amount of the Make Whole Premium.

A Calculation Agent appointed from time to time by the Company shall, on behalf of and on request by the Company or the Trustee, calculate (A) the Stock Price, and (B) the Additional Premium and Make Whole Premium with respect to such Stock Price, based on the Effective Date specified by the Company or the Trustee, and shall deliver its calculation of the Stock Price and Make Whole Premium to the Company and the Trustee within three Business Days of the request by the Company or the Trustee.  In addition, the Calculation Agent shall, on behalf of and upon request by the Company or the Trustee no less than three Business Days prior to a Fundamental Change Repurchase Date, make the determinations described in Section 2.01(d)(i)(A)

and Section 2.01(d)(ii) above and deliver its calculations to the Company or the Trustee by 9 p.m., New York City time, on the day prior to the Fundamental Change Repurchase Date. The Company, or at the Company’s request, the Trustee in the name and at the expense of the Company, (X) shall notify the Holders of the Stock Price and  Make Whole Premium per $1,000 original principal amount of Notes with respect to a Fundamental Change as part of the Fundamental Change Notice and (Y) shall notify the Holders promptly upon the opening of business on the Fundamental Change Repurchase Date of the number of shares of Common Stock (or such other securities, assets or property into which all or substantially all of the shares of Common Stock have been converted as of the Effective Date as described above) to be paid in respect of the Make Whole Amount in connection with such Fundamental Change, in the manner provided in Section 106 of the Indenture, and the Company shall also publicly announce such information and publish it on the Company’s web site.  Any notice so given shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.

(e)           On or prior to the Fundamental Change Repurchase Date, the Company will deposit with the Trustee or with one or more paying agents (or, if the Company is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of shares of Common Stock (or in the case of a Fundamental Change in which all or substantially all of the shares of Common Stock have been converted as of the Effective Date into the right to receive securities or other assets or property, an amount of such other securities or other assets or property) sufficient to pay the Make Whole Premium with respect to all the Notes to be repurchased on such date and all the Notes converted in connection with such Fundamental Change; provided that if such payment is made on the Fundamental Change Repurchase Date it must be received by the Trustee or paying agent, as the case may be, by 10:00 a.m., New York City time, on such date. Payment of the Make Whole Premium for Notes surrendered for repurchase (and not withdrawn) prior to the Fundamental Change Expiration Time or surrendered for conversion within the period described in Section 3.01(a)(vi), will be made promptly (but in no event more than five (5) Business Days) following the Fundamental Change Repurchase Date by mailing checks in respect of cash and otherwise delivering entitlements to securities, other assets or property for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Security Register.

Section 2.02.  Adjustments Relating To Make Whole Premium.  Whenever the Conversion Rate shall be adjusted from time to time by the Company pursuant to Section 3.05, the Stock Price Threshold and the Stock Price Cap shall be adjusted and each of the Stock Prices set forth in the Additional Premium Table will be adjusted by multiplying each such amount by a fraction the numerator of which is the Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversation Rate as so adjusted.

Section 2.03.  Limitation On Creation Of Certain Liens.  Notwithstanding Section 1009 of the Indenture, nothing in Section 1009 shall require that the Company equally and ratably secure solely its obligation to pay the Make Whole Premium under the circumstances therein described.

ARTICLE 3
CONVERSION OF NOTES

Section 3.01.  Conversion Privilege.  (a) Subject to and upon compliance with the provisions of this Indenture, prior to March 15, 2016, the Holder of any Note shall have the right, at such Holder’s option, to convert the original principal amount of the Note, or any portion of such original principal amount which is a multiple of $1,000, into fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) at the Conversion Rate in effect at such time, by surrender of the Note so to be converted in whole or in part, together with any required funds, under the circumstances described in this Section 3.01 and in the manner provided in Section 3.02. The Notes shall be convertible only upon the occurrence of one of the following events:

(i)            during any calendar quarter commencing after June 30, 2004, if the Closing Price of the Common Stock exceeds $20.41 (subject to adjustment pursuant to Section 3.05) (the “Market Price Threshold”) for at least 20 Trading Days in the 30 consecutive Trading Day period ending on the last Trading Day of the immediately preceding calendar quarter (it being understood for purposes of this Section 3.01(a)(i) that the Market Price Threshold in effect at the close of business on each of the 30 consecutive Trading Days shall be used);

(ii)           on and after March 15, 2011, if the Closing Price of the Common Stock exceeds the Market Price Threshold on any Trading Day on or after March 15, 2011;

(iii)          during the five Business Day period after any five consecutive Trading Day period in which the Trading Price per $1,000 original principal amount of the Notes for each day of such five Trading Day period was less than 98% of the product of the Closing Price of the Common Stock and the number of shares of Common Stock issuable upon conversion of $1,000 original principal amount of the Notes; provided that if on the date of any conversion pursuant to this clause (iii) the Closing Price of the Common Stock is greater than the Conversion Price, a Holder shall receive, in lieu of Common Stock based on the Conversion Price, cash or Common Stock or a combination of cash and Common Stock, at the Company’s option, with a value equal to the Accreted Principal Amount of the Holder’s Notes plus accrued and unpaid interest, including contingent interest, if any, as of the conversion date (such amount, the “Principal Value Conversion Amount”, and such a conversion, a “Principal Value Conversion”);

(iv)          during the period from the date of any Redemption Date Notice to the close of business on the Business Day immediately prior to the Redemption Date, unless the Company fails to make payment on the Redemption Date, in which case until the date the Company shall pay the Redemption Price;

(v)           during any period in which the Notes are rated at or below either CCC+ by Standard & Poor’s Ratings Group or its successor entity, or Caa1 by Moody’s Investors

Service or its successor entity; provided that the Company shall be under no obligation to have the Notes rated;

(vi)          during the period from the opening of business on the date the Company gives Advance Notice of a Fundamental Change to the close of business on the 10th Trading Day from and including the date the Company gives a Fundamental Change Notice or publicly announces that such Fundamental Change will not take place; or

(vii)         any time on and after the date that the Company gives notice to the Holders of a Specified Distribution, which shall be not less than 20 days prior to the commencement of ex-dividend trading for such Specified Distribution, until the earlier of the close of business on the Business Day immediately preceding, but not including, the commencement of ex-dividend trading or the date the Company publicly announces that such Specified Distribution will not take place.  A “Specified Distribution” means the Company distributes to all holders of its Common Stock (A) rights or warrants entitling them (for a period expiring within 45 days of the record date for the determination of the stockholders entitled to receive such distribution) to subscribe for or purchase shares of Common Stock, at a price per share less than the average of the Closing Price of the Common Stock for the ten Trading Days immediately preceding, but not including, the date such distribution is first publicly announced by the Company, or (B) cash or other assets, debt securities or rights to purchase its securities, where the Fair Market Value of such distribution per share of Common Stock exceeds 5% of the Closing Price of the Common Stock on the Trading Day immediately preceding the date such distribution is first publicly announced by the Company; provided that no adjustment to the Conversion Rate or the ability of a Holder of a Note to convert will be made if the Holder will otherwise participate in such Specified Distribution without conversion.

A Calculation Agent from time to time appointed by the Company shall, on behalf of the Company, determine whether the Notes shall be convertible as a result of the occurrence of an event specified in clause (i) above on a quarterly basis, or as a result of the occurrence of an event specified in clause (ii) above on a daily basis on and after March 15, 2011, and if the Notes shall be so convertible, the Calculation Agent appointed by the Company shall promptly deliver to the Company and the Trustee written notice thereof.  Whenever the Notes shall become convertible pursuant to this Section 3.01, the Company or, at the Company’s request, the Trustee in the name and at the expense of the Company, shall notify the Holders of the event triggering such convertibility in the manner provided in Section 106 of the Indenture, and the Company shall also publicly announce such information and publish it on the Company’s web site.  Any notice so given shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.

The Trustee (or other conversion agent appointed by the Company) shall have no obligation to determine the Trading Price of the Notes under this Section 3.01 unless the Company has requested such a determination; and the Company shall have no obligation to make such request unless a Holder provides it, on or prior to 12:00 noon (New York City time) on any Trading Day, with reasonable evidence that the Trading Price per $1,000 original principal amount of Notes would be less than 98% of the product of the Closing Price of the Common Stock and the number of shares of Common Stock issuable upon conversion of $1,000 original principal amount of Notes.  If such evidence is provided, the Company shall instruct the Trustee (or other conversion agent) to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 original principal amount of Notes is greater than or equal to 98% of the product of the Closing Price of the Common Stock and the number of shares issuable upon conversion of $1,000 original principal amount of the Notes.

(b)           A Note in respect of which a Holder is electing to exercise its option to require repurchase upon a Fundamental Change Repurchase Date pursuant to Section 4.01 or upon a Scheduled Repurchase Date pursuant to Section 5.01(a) may be converted only if such Holder withdraws its election in accordance with Section 4.01 or Section 5.01(b), as applicable.  A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted his Notes to Common Stock, and only to the extent such Notes are deemed to have been converted to Common Stock under this Article 3.

(c)           On or before the tenth Trading Day prior to and excluding the anticipated Effective Date, as determined by the Board of Directors of the Company, of a Fundamental Change, the Company or at its written request (which must be received by the Trustee at least five (5) Business Days prior to the date the Trustee is requested to give notice as described below, unless the Trustee shall agree in writing to a shorter period), the Trustee, in the name of and at the expense of the Company, shall mail or cause to be mailed to all holders of record on such date a notice (the “Advance Notice of a Fundamental Change”) of the anticipated Effective Date with respect to such Fundamental Change, the repurchase right and conversion right at the option of the Holders arising as a result thereof, and whether a Make Whole Premium will be payable in connection with any such repurchase or conversion.  If the Effective Date with respect to a Fundamental Change occurs without notice to, or the knowledge of, the Company, the Company shall give the Fundamental Change Notice required by Section 4.01(b) and the date of the Advance Notice of Fundamental Change shall be deemed to be the date of such Fundamental Change Notice.  The Advance Notice of a Fundamental Change shall be mailed by first class mail to each Holder of Notes at its last address as the same appears on the Security Register. If the Company shall give such notice, the Company shall also deliver a copy of such notice to the Trustee at such time as it is mailed to Holders.  Each notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceedings for the conversion of any other Note.  Concurrently with the mailing of such notice, the Company shall issue a press release with the information contained in such notice, the form and content of which press release shall be determined by the Company in its sole discretion, and the Company shall also publish such information on the Company’s web site.  The failure to issue any such press release or any defect therein shall not affect the validity of such notice or any proceedings for the conversion of any Note which any Holder may elect to convert as provided in Section 3.01(a)(vi).

Section 3.02.  Exercise Of Conversion Privilege; Issuance Of Common Stock On Conversion; No Adjustment For Interest Or Dividends.  (a) In order to exercise the conversion privilege with respect to any Note in certificated form, the Company must receive at the office or agency of the Company maintained for that purpose or, at the option of such Holder, the Corporate Trust Office, such Note with the original or facsimile of the form entitled “Conversion Notice” on the reverse thereof, duly completed and manually signed, together with such Note duly endorsed for transfer, accompanied by the funds, if any, required by this Section 3.02.  Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, and shall be accompanied by transfer or similar taxes, if required pursuant to Section 3.07.

(b)           In order to exercise the conversion privilege with respect to any interest in a Global Security, the beneficial owner must complete, or cause to be completed, the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program, deliver, or cause to be delivered, by book-entry delivery an interest in the aggregate original principal amount and corresponding Accreted Principal Amount represented thereby to be converted of such Global Security, furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or conversion agent, and pay the funds, if any, required by this Section 3.02 and any transfer or similar taxes, if required pursuant to Section 3.07. Upon the conversion of an interest in a Global Security, the Trustee (or other conversion agent appointed by the Company), or the Custodian at the direction of the Trustee (or other conversion agent appointed by the Company), shall make a notation on such Global Security as to the reduction in the original principal amount and corresponding Accreted Principal Amount represented thereby.  The Company shall notify the Trustee in writing of any conversions of Notes effected through any conversion agent other than the Trustee.

(c)           In the case of a Principal Value Conversion, a Holder will receive either cash, Common Stock or a combination of cash and Common Stock, at the Company’s option, with a value equal to the Principal Value Conversion Amount.  If a Holder surrenders its Notes for conversion and it is a Principal Value Conversion, the Company will notify the Holder by the second Trading Day following the conversion date whether it will pay all or a portion of the Principal Value Conversion Amount in cash, Common Stock or a combination of cash and Common Stock, and in what percentage.  Any Common Stock delivered upon a Principal Value Conversion will be valued at the greater of (x) the Conversion Price on the conversion date and (y) the Closing Price of the Common Stock on the third Trading Day after the conversion date.  The Company will pay any portion of the Principal Value Conversion Amount to be paid in cash on the third Trading Day after the conversion date.  If the Company elects to deliver Common Stock to pay any portion of such Principal Value Conversion Amount, it will deliver such Common Stock on the fourth Trading Day following the conversion date.

(d)           As promptly as practicable after satisfaction of the requirements for conversion set forth above, subject to compliance with any restrictions on transfer if shares issuable on conversion are to be issued in a name other than that of the Holder (as if such transfer were a transfer of the Note or Notes (or portion thereof) so converted), the Company shall issue and shall deliver to such Holder at the office or agency maintained by the Company for such purpose pursuant to Section 1002 of the Indenture,

(i)            a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Note or portion thereof as determined by the Company in accordance with the provisions of this Article 3 (or, in the case of Notes submitted for conversion in connection with a Fundamental Change pursuant to Section 3.01(a)(vi) on or after the record date for receiving distributions in connection with the Fundamental Change, or if earlier, the Effective Time of the Fundamental Change, the kind and amount of cash, securities and other assets or property which the Holder would have received if it had held the number of shares of Common Stock issuable upon the conversion of such Note or portion thereof prior to such record date or Effective Time);

(ii)           in the case of Notes submitted for conversion in connection with a Fundamental Change pursuant to Section 3.01(a)(vi), cash in respect of any accrued but unpaid interest, including contingent interest, if any, to but excluding the date of conversion; and

(iii)          cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, calculated by the Company as provided in Section 3.03.

In case any Note of a denomination greater than $1,000 original principal amount shall be surrendered for partial conversion, subject to Section 3.03, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Note so surrendered, without charge to him, a new Note or Notes in authorized denominations in an aggregate original principal amount and corresponding Accreted Principal Amount equal to the unconverted portion of the surrendered Note.

(e)           Each conversion shall be deemed to have been effected as to any such Note (or portion thereof) on the date on which the requirements set forth above in Section 3.02(a) or Section 3.02(b) have been satisfied as to such Note (or portion thereof), and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such Note shall be surrendered.

(f)            Any Note or portion thereof surrendered for conversion during the period from the close of business on the record date for any interest payment date to the close of business on the Business Day preceding the following interest payment date shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such interest payment date on the original principal amount being converted; provided that no such payment need be made (i) if the Company has specified a Redemption Date that is during such period, (ii) to the extent of any interest, including contingent interest, if any, with respect to which there is an ongoing default in payment on the Notes, if any, at the time of conversion.  Except as provided above in this Section 3.02(f), no payment or other adjustment shall be made for interest accrued on any Note converted or for dividends on any shares issued upon the conversion of such Note as provided in this Article 3.

(g)           Upon the conversion of a Note, that portion of the Accreted Principal Amount and accrued but unpaid interest, including contingent interest, if any, with respect to the converted Note shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of the Common Stock, together, in the case of a Principal Value Conversion, with any cash payment paid in lieu of shares of Common Stock, in the case of Notes submitted for conversion in connection with a Fundamental Change pursuant to Section 3.01(a)(vi) or in connection with a redemption pursuant to Section 3.01(a)(iv), with any cash payment of accrued but unpaid interest, including contingent interest, if any, on Notes converted, and in each case, with cash in lieu of fractional shares, in exchange for the Note being converted pursuant to the provisions hereof; and the Fair Market Value of such shares of Common Stock together, in the case of a Principal Value Conversion, with any such cash payment paid in lieu of shares of Common Stock, in the case of Notes submitted for conversion in connection with a Fundamental Change pursuant to Section 3.01(a)(vi) or in connection with a redemption pursuant to Section 3.01(a)(iv), with any such cash payment of accrued but unpaid interest, including contingent interest, if any, on Notes converted, and in each case, with any such cash payment in lieu of fractional shares, shall be treated as delivered, to the extent thereof, first in exchange for and in satisfaction of our obligation to pay the Accreted Principal Amount of the converted Note, the accrued but unpaid interest thereon, if any, and the contingent interest thereon, if any, and the balance, if any, of such Fair Market Value of such Common Stock (and any such payments) shall be treated as issued in exchange for and in satisfaction of the right to convert the Note being converted pursuant to the provisions hereof.  Notwithstanding the foregoing, in the case of Notes submitted for conversion in connection with a Fundamental Change pursuant to Section 3.01(a)(vi), such Notes shall continue to represent the right to receive the Make Whole Premium, if any, payable pursuant to Article 2 until such Make Whole Premium is so paid.

Section 3.03.  Cash Payments in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip certificates representing fractional shares shall be issued upon conversion of Notes.  If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate original principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered.  If any fractional share of stock would be issuable upon the conversion of any Note or Notes, the Company shall make an adjustment and payment therefor in cash at the current market price thereof to the Holder of Notes.  The current market price of a share of Common Stock shall be the Closing Price of the Common Stock on the last Trading Day immediately preceding the day on which the Notes (or specified portions thereof) are deemed to have been converted.

Section 3.04.  Conversion Rate.  Each $1,000 original principal amount of the Notes shall be convertible into 58.7941 shares of Common Stock (the “Conversion Rate”), subject to adjustment as provided in this Article 3.

Section 3.05.  Adjustment Of Conversion Rate.  The Conversion Rate shall be adjusted from time to time by the Company as follows:

(a)           In case the Company shall hereafter pay a dividend or make a distribution on its outstanding Common Stock in shares of Common Stock, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution by a fraction,

(i)            the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution plus the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii)           the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination.

Such an increase shall be successively made whenever any such payment of a dividend or distribution in shares of Common Stock on the Company’s outstanding Common Stock is made, and each such increase shall become effective immediately after the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution.  If any dividend or distribution of the type described in this Section 3.05(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)           In case the Company shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the date fixed for determination of stockholders entitled to receive such rights or warrants, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the date fixed for determination of stockholders entitled to receive such rights or warrants by a fraction,

(i)            the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the total number of additional shares of Common Stock offered for subscription or purchase; and

(ii)           the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price.

Such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the date fixed for determination of stockholders entitled to receive such rights or warrants.  To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed.  In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c)           In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d)           In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Company or evidences of its indebtedness or assets (including capital stock of or similar equity interests in a Subsidiary or other business unit of the Company or any other securities, but excluding any rights or warrants referred to in Section 3.05(b), and excluding any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 3.05(a)) (any of the foregoing hereinafter in this Section 3.05(d) called the “Securities”), then, in each such case, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,

(i)            the numerator of which shall be the Current Market Price on such Record Date; and

(ii)           the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (which, in the case of Securities consisting in whole or in part of capital stock or similar equity interests, shall be determined based the Current Market Price of such Securities (replacing all references in the definition of Current Market Price to the Common Stock with references to such Securities), and which shall otherwise be determined by the Company’s Board of Directors, whose determination shall be conclusive, and which determination shall be described in a resolution of the Board of Directors) on the Record Date of the portion of the Securities so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of Securities such Holder would have received had such Holder converted each Note on the Record Date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 3.05(d) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date. If the amount of any adjustment hereunder is not determinable as of the effective date of such adjustment, then a Holder converting Notes on and after such effective date and prior to the date such adjustment is determinable shall be entitled to receive the amount of shares of Common Stock of the Company determined by applying the Conversion Rate as in effect immediately prior to such effective date and an additional amount of shares of Common Stock, if any, as shall result from the adjustment of such Conversion Rate.

Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock (such rights or warrants, “Rights”), shall be deemed not to have been distributed for purposes of this Section 3.05 (and no adjustment to the Conversion Rate under this Section 3.05 will be required) until the occurrence of the earliest Trigger Event, whereupon such Rights shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 3.05(d).  If any such Right, including any such existing Rights distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such Rights become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new Rights (and a termination or expiration of the existing Rights without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of Rights, or any Trigger

Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 3.05 was made, (1) in the case of any such Rights that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such Rights (assuming such holder had retained such Rights), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such Rights that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such Rights had not been issued. No adjustment of the Conversion Rate shall be made pursuant to this Section 3.05(d) in respect of Rights distributed or deemed distributed on any Trigger Event to the extent that such Rights are actually distributed, or reserved by the Company for distribution to Holders of Notes upon conversion by such Holders of Notes to Common Stock.

Holders shall be entitled to receive upon conversion of their Notes, in addition to the shares of Common Stock issuable upon conversion, the related Rights for the Common Stock pursuant to that certain Rights Agreement, dated as of June 1, 1997, between the Company and First Chicago Trust Company of New York, as amended by Amendment No. 1 to Rights Agreement dated February 17, 1999, or any replacement or successor plan thereto, subject to the generally applicable terms of such plan, and no additional adjustment to the Conversion Rate shall be made with respect to such Rights; provided that if a Trigger Event has occurred with respect to such Rights at the time of conversion of Notes, then Holders of such Notes shall not be entitled to receive such Rights upon conversion of their Notes but the Conversion Rate shall be adjusted as set forth in the foregoing paragraph (disregarding the last sentence thereof).

For purposes of this Section 3.05(d) and Section 3.05(a) and (b), any dividend or distribution to which this Section 3.05(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (and any Conversion Rate adjustment required by this Section 3.05(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Rate adjustment required by Sections 3.05(a) and 3.05(b) with respect to such dividend or distribution shall then be made), except (A) the Record Date of such dividend or distribution shall be substituted as “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution”, “the date fixed for the determination of stockholders entitled to receive such rights or warrants” and “the date fixed for such determination” within the meaning of Section 3.05(a) and 3.05(b) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of Section 3.05(a).

(e)           In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary), then, in such case, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on such record date by a fraction,

(i)            the numerator of which shall be the Current Market Price on such record date; and

(ii)           the denominator of which shall be the Current Market Price on such record date less the amount of cash so distributed (and not excluded as provided above) applicable to one share of Common Stock, such adjustment to be effective immediately prior to the opening of business on the day following the record date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of cash such Holder would have received had such Holder converted each Note on the record date.  If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f)            In case a tender or exchange offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction,

(i)            the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum number of shares to be accepted in such tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time; and

(ii)           the denominator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Closing Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time.  If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

(g)           For purposes of this Section 3.05, the following terms shall have the meaning indicated:

(i)            “Current Market Price” shall mean the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days ending on the earlier of the date in question and the day before the date on which “ex-dividend trading” commences with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question.  For purpose of this paragraph, “ex-dividend trading” commences, (1) when used with respect to any issuance or distribution, on the first date on which the Common Stock trades, regular way, on New York Stock Exchange, or the Nasdaq National Market or such other national or regional exchange or market on which the Common Stock is then principally traded, without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, on the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective. If another issuance, distribution, subdivision or combination to which Section 3.05 applies occurs during the period applicable for calculating “Current Market Price” pursuant to the definition in the preceding paragraph, “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Price of the Common Stock during such period.

(ii)           “Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

(iii)          “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(iv)          “Trading Day” shall mean (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or another national securities exchange is open for business, or (y) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon, or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(h)           The Company may make such increases in the Conversion Rate, in addition to those required by Section 3.05(a), (b), (c), (d), (e), or (f) as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

To the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive.

(i)            No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one-half of one percent (0.5%) in such rate; provided that any adjustments that by reason of this Section 3.05(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 3.05 (and under Section 3.05(m) and Section 2.02) shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.  No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest or for any issuance of Common Stock or convertible or exchangeable securities or rights to purchase Common Stock or convertible or exchangeable securities.  To the extent the Notes become convertible into cash, assets, property or securities (other than capital stock of the Company), no adjustment need be made thereafter as to the cash, assets, property or such securities.  Interest will not accrue on any cash into which the Notes are convertible.

(j)            Whenever the Conversion Rate is adjusted as herein provided (and the Market Price Threshold, Stock Price Threshold, Stock Price Cap and Additional Premium Table are adjusted as provided in Section 3.05(m) and Section 2.02), the Company shall promptly file with the Trustee and any conversion agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate, Market Price Threshold, Stock Price Threshold, Stock Price Cap and Additional Premium Table after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate, Market Price Threshold, Stock Price Threshold, Stock Price Cap and Additional Premium Table and may assume that the last such amounts of which it has knowledge are still in effect.  Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate, Market Price Threshold, Stock Price Threshold, Stock Price Cap and Additional Premium Table and setting forth the adjusted Conversion Rate, Market Price Threshold, Stock Price Threshold, Stock Price Cap and Additional Premium Table and the date on which each adjustment becomes effective and shall mail such notice to the Holder of each Note at its last address appearing on the Security Register provided for in Section 305 of the Indenture, within twenty (20) days after execution thereof.  Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k)           In any case in which this Section 3.05 provides that an adjustment shall become effective immediately after (1) a record date or Record Date for an event, (2) the date fixed for the determination of stockholders entitled to receive a dividend or distribution pursuant to Section 3.05(a), (3) a date fixed for the determination of stockholders entitled to receive rights or warrants pursuant to Section 3.05(b), or (4) the Expiration Time for any tender or exchange offer pursuant to Section 3.05(f) (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (as hereinafter defined) (x) issuing to the Holder of any Note converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of any fraction pursuant to Section 3.03.  For purposes of this Section 3.05(k), the term “Adjustment Event” shall mean:

(i)            in any case referred to in clause (1) hereof, the occurrence of such event,

(ii)           in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid or made,

(iii)          in any case referred to in clause (3) hereof, the date of expiration of such rights or warrants, and

(iv)          in any case referred to in clause (4) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

(l)            For purposes of this Section 3.05, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(m)          Whenever the Conversion Rate shall be adjusted from time to time by the Company pursuant to this Section 3.05, the Market Price Threshold shall be adjusted by multiplying such amount by a fraction the numerator of which is the Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversation Rate as so adjusted.

Section 3.06.  Effect Of Reclassification, Consolidation, Merger or Sale.  If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 3.05(c) applies), (ii) any consolidation, merger or combination of the Company with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Company to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that each Note shall be convertible into the kind and amount of securities or other assets or property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Notes (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Notes) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance, and if holders of the Common Stock have the right to elect the form of consideration receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance, then for purposes of the foregoing, the consideration into which each Note shall be convertible shall be deemed to equal (X) the aggregate consideration distributed in respect of all shares of the Common Stock, (Y) divided by the total number of shares of Common Stock participating in the distribution, (Z) times the number of shares of Common Stock issuable upon conversion of such Note (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Notes) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance, plus, in the case of Notes converted in connection with a Fundamental Change pursuant to Section 3.01(a)(vi), the Make Whole Premium with respect to such Notes.  Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 3.

The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder of Notes, at its address appearing on the Security Register provided for in Section 305 of the Indenture, within twenty (20) days after execution thereof.  Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

The above provisions of this Section shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

If this Section 3.06 applies to any event or occurrence, Section 3.05 shall not apply.

Section 3.07.  Taxes On Shares Issued.  The issue of stock certificates on conversions of Notes shall be made without charge to the converting Holder for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof.  The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Note converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 3.08.  Reservation of Shares, Shares to Be Fully Paid; Compliance With Governmental Requirements; Listing of Common Stock.  The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the Notes from time to time as such Notes are presented for conversion.

Before taking any action which would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Rate.

The Company covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be.

The Company further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange, the Nasdaq National Market or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Notes; provided that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of the Notes into Common Stock in accordance with the provisions of this Indenture, the Company covenants to list such Common Stock issuable upon conversion of the Notes in accordance with the requirements of such exchange or automated quotation system at such time.

Section 3.09.  Responsibility Of Trustee.  The Trustee and any other conversion agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Conversion Rate, Market Price Threshold, Stock Price Threshold, Stock Price Cap or Additional Premium Table or whether any facts exist which may require any adjustment of the Conversion

Rate, Market Price Threshold, Stock Price Threshold, Stock Price Cap and Additional Premium Table or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or whether the same conforms with the provisions herein or in any supplemental indenture provided to be employed, in making the same.  The Trustee and any other conversion agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other conversion agent make no representations with respect thereto.  Neither the Trustee nor any conversion agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 3.  Without limiting the generality of the foregoing, neither the Trustee nor any conversion agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 3.06 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 3.06 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 601 of the Indenture, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Opinion of Counsel and Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 3.10.  Notice To Holders Prior To Certain Actions.  In case:

(a)           the Company shall declare a dividend (or any other distribution) on its Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 3.05; or

(b)           the Company shall authorize the granting to the holders of all or substantially all of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

(c)           of any reclassification or reorganization of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d)           of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

the Company shall cause to be filed with the Trustee and to be mailed to each Holder of Notes at its address appearing on the Security Register provided for in Section 305 of the Indenture, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

ARTICLE 4
REPURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

Section 4.01.  Repurchase At Option of Holders Upon a Fundamental Change.  (a)  If there shall occur a Fundamental Change at any time prior to maturity of the Notes, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 original principal amount, on the date (the “Fundamental Change Repurchase Date”) that is twenty (20) Trading Days from and including the date of the Fundamental Change Notice with respect to such Fundamental Change  at a repurchase price equal to 100% of the Accreted Principal Amount thereof, together with accrued and unpaid cash interest, including contingent interest, if any, to, but excluding, the Fundamental Change Repurchase Date payable in cash, plus a Make Whole Premium, if any; provided that if such Fundamental Change Repurchase Date is an interest payment date, then the interest payable on such interest payment date shall be paid to the holders of record of the Notes on the applicable record date instead of the holders surrendering the Notes for repurchase on such date.

Upon presentation of any Note to be repurchased in part only, the Company shall execute and, upon the Company’s written direction to the Trustee, the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations of $1,000 original principal amount or multiples thereof, in aggregate principal amount equal to the portion of the Notes presented not to be repurchased.

(b)           On or before the fifth Trading Day after the occurrence of a Fundamental Change, the Company or at its written request (which must be received by the Trustee at least five (5) Business Days prior to the date the Trustee is requested to give notice as described below, unless the Trustee shall agree in writing to a shorter period), the Trustee, in the name of and at the expense of the Company, shall mail or cause to be mailed to all holders of record on the date of the Fundamental Change a notice (the “Fundamental Change Notice”) of the occurrence of the Effective Date with respect to such Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof.  The Fundamental Change Notice shall be mailed by first class mail to each Holder of Notes at its last address as the same appears on the

Security Register. If the Company shall give such notice, the Company shall also deliver a copy of such notice to the Trustee at such time as it is mailed to Holders.  Each notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceedings for the repurchase of any other Note.  Concurrently with the mailing of such notice, the Company shall issue a press release with the information contained in such notice, the form and content of which press release shall be determined by the Company in its sole discretion, and the Company shall also publicly announce such information and publish it on the Company’s web site.  The failure to issue any such press release or any defect therein shall not affect the validity of such notice or any proceedings for the repurchase of any Note which any Holder may elect to have the Company repurchase as provided in this Section 4.01.

Each Fundamental Change Notice shall specify the circumstances constituting the Fundamental Change, the Fundamental Change Repurchase Date, the price at which the Company shall be obligated to repurchase Notes, the Make Whole Premium, if any, that the Holder must exercise the repurchase right on or prior to the close of business on the Trading Day preceding the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Time”), that the Holder shall have the right to withdraw any Notes surrendered prior to the Fundamental Change Expiration Time, a description of the procedure which a Note Holder must follow to exercise such repurchase right and to withdraw any surrendered Notes, the place or places where the Holder is to surrender such Holder’s Notes, the amount of interest accrued on each Note to the Fundamental Change Repurchase Date and the CUSIP number or numbers of the Notes (if then generally in use).

No failure of the Company to give the foregoing notices and no defect therein shall limit the Note Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 4.01.

(c)           For a Note other than a Global Security to be so repurchased at the option of the Holder, the Company must receive at the office or agency of the Company maintained for that purpose or, at the option of such Holder, the Corporate Trust Office, such Note with the form entitled “Option to Elect Repurchase Upon A Fundamental Change” on the reverse thereof duly completed, together with such Notes duly endorsed for transfer, on or before the Fundamental Change Expiration Time.  All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.  Any Note or portion thereof surrendered for repurchase on a Fundamental Change Repurchase Date that is during the period from the close of business on the record date for any interest payment date to the close of business on the Business Day preceding the following interest payment date shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such interest payment date on the original principal amount being tendered for repurchase.

(d)           On or prior to the Fundamental Change Repurchase Date, the Company will deposit with the Trustee or with one or more paying agents (or, if the Company is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of cash sufficient to repurchase on the Fundamental Change Repurchase Date all the Notes to be repurchased on such date at the appropriate repurchase price, together with accrued and unpaid interest, including contingent interest, if any, to, but excluding, the Fundamental Change Repurchase Date; provided that if such payment is made on the Fundamental Change Repurchase Date it must be received by the Trustee or paying agent, as the case may be, by 10:00 a.m., New York City time, on such date. Payment for Notes surrendered for repurchase (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly (but in no event more than five (5) Business Days) following the Fundamental Change Repurchase Date by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Security Register.

(e)           In the case of a reclassification, change, consolidation, merger, combination, sale or conveyance to which Section 3.06 applies, in which the Common Stock of the Company is changed or exchanged as a result into the right to receive stock, securities or other property or assets (including cash), which includes shares of Common Stock of the Company or shares of common stock of another Person that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and such shares constitute at the time such change or exchange becomes effective in excess of 50% of the aggregate fair market value of such stock, securities or other property or assets (including cash) (as determined by the Company, which determination shall be conclusive and binding), then the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver to the Trustee a supplemental indenture (accompanied by an Opinion of Counsel that such supplemental indenture complies with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) modifying the provisions of this Indenture relating to the right of holders of the Notes to cause the Company to repurchase the Notes following a Fundamental Change, including without limitation the applicable provisions of this Section 4.01 and the definitions of Common Stock and Fundamental Change, as appropriate, as determined in good faith by the Company (which determination shall be conclusive and binding), to make such provisions apply to such other Person if different from the Company and the common stock issued by such Person (in lieu of the Company and the Common Stock of the Company).

(f)            The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent then applicable in connection with the repurchase rights of the holders of Notes in the event of a Fundamental Change.

ARTICLE 5
REPURCHASE AT OPTION OF HOLDERS UPON SCHEDULED REPURCHASE DATES

Section 5.01.  Repurchase At Option Of Holders Upon Scheduled Repurchase Dates.  (a)  On each of March 15, 2011 and March 15, 2014 (each a “Scheduled Repurchase Date”), each

Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 original principal amount, on the Scheduled Repurchase Date at a repurchase price equal to 100% of the Accreted Principal Amount thereof on such date (which shall be $1,000.00 on March 15, 2011 and $1,031.05 on March 15, 2014).

Upon presentation of any Note to be repurchased in part only, the Company shall execute and, upon the Company’s written direction to the Trustee, the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations of $1,000 original principal amount or multiples thereof, in aggregate principal amount equal to the portion of the Notes presented not to be repurchased.

(b)           Not less than the 20 Trading Days prior to each Scheduled Repurchase Date, the Company or at its written request (which must be received by the Trustee at least five (5) Business Days prior to the date the Trustee is requested to give notice as described below, unless the Trustee shall agree in writing to a shorter period), the Trustee, in the name of and at the expense of the Company, shall mail or cause to be mailed to all holders of record a notice (the “Scheduled Repurchase Date Notice”) of the Scheduled Repurchase Date.  The Scheduled Repurchase Date Notice shall be mailed by first class mail to each Holder of Notes at its last address as the same appears on the Security Register. If the Company shall give such notice, the Company shall also deliver a copy of such notice to the Trustee at such time as it is mailed to Holders.  Each notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceedings for the repurchase of any other Note.  Concurrently with the mailing of such notice, the Company shall issue a press release with the information contained in such notice, the form and content of which press release shall be determined by the Company in its sole discretion.  The failure to issue any such press release or any defect therein shall not affect the validity of such notice or any proceedings for the repurchase of any Note which any Holder may elect to have the Company repurchase as provided in this Section 5.01.

Each Scheduled Repurchase Date Notice shall specify the Scheduled Repurchase Date, the price at which the Company shall be obligated to repurchase Notes, that the Holder must exercise the repurchase prior to the close of business on the Trading Day preceding the Scheduled Repurchase Date (the “Scheduled Repurchase Date Expiration Time”), that the Holder shall have the right to withdraw any Notes surrendered prior to the Scheduled Repurchase Date Expiration Time, a description of the procedure which a Note Holder must follow to exercise such repurchase right and to withdraw any surrendered Notes, the place or places where the Holder is to surrender such Holder’s Notes, the amount of interest accrued on each Note to the Scheduled Repurchase Date and the CUSIP number or numbers of the Notes (if then generally in use).

No failure of the Company to give the foregoing notices and no defect therein shall limit the Note Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 5.01.

(c)           For a Note other than a Global Security to be so repurchased at the option of the Holder, the Company must receive at the office or agency of the Company maintained for that purpose or, at the option of such Holder, the Corporate Trust Office, such Note with the form entitled “Option to Elect Repurchase Upon A Scheduled Repurchase Date” on the reverse thereof duly completed, together with such Notes duly endorsed for transfer, on or before the Scheduled Repurchase Date Expiration Time.  All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

(d)           On or prior to the Scheduled Repurchase Date, the Company will deposit with the Trustee or with one or more paying agents (or, if the Company is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of money sufficient to repurchase on the Scheduled Repurchase Date all the Notes to be repurchased on such date at the appropriate repurchase price; provided that if such payment is made on the Scheduled Repurchase Date it must be received by the Trustee or paying agent, as the case may be, by 10:00 a.m., New York City time, on such date. Payment for Notes surrendered for repurchase (and not withdrawn) prior to the Scheduled Repurchase Date Expiration Time will be made promptly (but in no event more than five (5) Business Days) following the Scheduled Repurchase Date by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Security Register.

(e)           The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent then applicable in connection with the repurchase rights of the holders of Notes on the Scheduled Repurchase Dates.

ARTICLE 6
REDEMPTION AT OPTION OF COMPANY

Section 6.01.  Redemption At Option Of Company.  Beginning on March 31, 2011, the Company may elect to redeem the Notes, in whole or in part, for cash at a price of 100% of the Accreted Principal Amount, plus accrued and unpaid cash interest, including contingent interest, if any, to but excluding the date of redemption (the “Redemption Price”).  The Company may not redeem the Notes if the Company shall have failed to pay accrued but unpaid interest, including contingent interest, if any, and such failure to pay such interest shall be continuing.  If the Redemption Date is an interest payment date, then the interest payable on such interest payment date shall be paid to the holders of record of the Notes on the applicable record date instead of the Holders of the Notes being redeemed on such date.  The Company shall give notice of the redemption (the “Redemption Date Notice”) specifying the Business Day on or after March 31, 2011 on which the redemption is to occur (the “Redemption Date”) and the Redemption Price, not less than 30 nor more than 60 days prior to the Redemption Date, and otherwise as provided in Section 1104 of the Indenture.  Except as otherwise set forth herein, the redemption shall otherwise be on the terms and conditions set forth in Article XI of the Indenture.

ARTICLE 7
CONTINGENT INTEREST

Section 7.01.  Contingent Interest.  Commencing with the six-month interest period commencing on March 15, 2011, for each six-month interest period commencing on March 15th or September 15th, if the Trading Price for the Notes for each of the five Trading Days immediately preceding the first day of the applicable six-month interest period (the “Contingent Interest Test Period”) is greater than 120% or more of the original principal amount of the Notes, then the Company will pay contingent interest for such six-month interest period in an amount per $1,000 original principal amount of Notes equal to 0.3125% of the average Trading Price during the Contingent Interest Test Period.  “Trading Price” as used herein shall have the meaning set forth in Section 1.12, provided that if the Trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer, then the Trading Price shall equal the trading price as of the next preceding Trading Day for which the Trustee could reasonably obtain at least one such bid.

Section 7.02.  Payment of Contingent Interest.  The Company will pay contingent interest, if any, semi-annually in arrears on each Interest Payment Date to the Holders of record on the immediately preceding Regular Record Date.  Except as otherwise expressly provided herein, contingent interest due under this Article 7 shall be treated for all purposes of this Indenture like any other interest accruing on the Notes.

Section 7.03.  Contingent Interest Notification.  On or prior to the date that is five Trading Days after the end of any Contingent Interest Test Period, the Company will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News, and deliver a copy thereof to the Trustee, stating whether contingent interest will be paid on the Notes and the amount and record date thereof.

ARTICLE 8
EVENTS OF DEFAULT

Section 8.01.  Additional Events Of Default.  Pursuant to Sections 301(17) and 501(8) of the Indenture, so long as any of the Notes are outstanding, the following shall be an Event of Default with respect to the Notes, in addition to the Events of Default contained in Section 501 of the Indenture:

(a)           Default in the payment of the principal of or premium, if any, on any of the Notes as and when the same shall become due and payable either at Maturity or in connection with any repurchase pursuant to Article 4, by acceleration or otherwise.

(b)           Default in the payment of any interest, including contingent interest, if any, on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)           Default in the performance, or breach, of any covenant or warranty of the Company in the Notes, this Fourth Supplemental Indenture or the Indenture (other than a covenant or warranty a default in the performance of which or a breach of which is elsewhere in this Section or in Section 501 of the Indenture specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of Securities other than this series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d)           Default in the Company’s obligation to convert any portion of the principal amount of a Note in accordance with its terms following exercise by the Holder of the right to convert such Note; or

(e)           Default in the Company’s obligation to provide a Fundamental Change Notice upon a Fundamental Change as provided in Section 4.01.

ARTICLE 9
AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01.  With Consent Of Holders.  Pursuant to Section 301 (and subject to Section 902) of the Indenture, so long as any of the Notes are outstanding, without the consent of each Holder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 513 of the Indenture, may not (in addition to the events described in paragraphs (1) through (9) of Section 901 of the Indenture):

(a)           make any change that impairs or adversely affects the rights of the Holders of the Notes to convert any Notes into Common Stock, or to institute suit for the enforcement of any conversion of the Notes; or

(b)           reduce or impair or adversely affect the right of a Holder to receive the applicable Fundamental Change repurchase price pursuant to Article 4 hereof, or to institute suit for the enforcement of payment of such Fundamental Change repurchase price.

Notwithstanding the foregoing, the Company and the Trustee may enter into a supplemental indenture without the consent of any Holders affected to provide that any provision that gives the Company the option to make a payment in cash or stock shall be changed into a provision that requires the Company to make such payment solely in cash or in stock, as the case may be.

ARTICLE 10
MISCELLANEOUS

Section 10.01.  Corporate Trustee Eligibility.  Each Trustee shall be a Person which shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least $250,000,000, and otherwise shall meet the requirements set forth in Section 609 of the Indenture.

Section 10.02.  Application Of Fourth Supplemental Indenture.  Each and every term and condition contained in this Fourth Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes created hereby and not to any future series of Securities established under the Indenture.  Except as specifically amended and supplemented by, or to the extent inconsistent with, this Fourth Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 10.03.  Effective Date.  This Fourth Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 10.04.  Counterparts.  This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

PROVIDIAN FINANCIAL CORPORATION

By:	/s/ Anthony Vuoto
Name:
Title:

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Janice Ott Rotunno
Name:
Title:

EXHIBIT A – FORM OF NOTE